Exhibit 99

RPC, Inc. Announces Regular Quarterly Cash Dividend and

Special Year-End Cash Dividend

ATLANTA, October 24, 2018 - RPC, Inc. (NYSE: RES) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.10 per share. Additionally, the Board declared a special year-end cash dividend of $0.07 per share. Both dividends are payable December 10, 2018 to common stockholders of record at the close of business on November 9, 2018.

“The decision of our Board of Directors to continue our regular quarterly dividend and declare a third consecutive special year-end dividend represents a tangible way to reward our shareholders for their long-term interest in our company,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found on the Internet at www.rpc.net.

For information about RPC, Inc. or this press release, please contact:

Ben M. Palmer

Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Jim Landers

Vice President, Corporate Finance

(404) 321-2162

jlanders@rpc.net